Exhibit 99.1

Wellgistics Health Announces that it will Distribute a Dream Bowl 2026 Meme Coin to Wellgistics Health Stockholders

TAMPA, FL, December 3, 2025 – Wellgistics Health, Inc. (“Wellgistics”) (NASDAQ: WGRX), a health information technology leader implementing EinsteinRx™ artificial intelligence prescription drug routing into blockchain-enabled smart contracts platform PharmacyChain™ to optimize the prescription medicines reimbursement and dispensing journey, today announced that it set a record date of December 19, 2025 for determining stockholders entitled to receive the Dream Bowl 2026 Meme Coin. Shareholders will receive one (1) Dream Bowl 2026 Meme Coin from every one (1) share of Wellgistics Health owned upon the record date.

The ex-dividend date to acquire Wellgistics common stock is December 20, 2025. Holders of Wellgistics common as of the record date of December 19, 2025 will be entitled to receive one Dream Bowl 2026 Meme Coin for each share of Wellgistics common stock, as applicable, that they hold.

This digital collectible of Dream Bowl Draft Meme Coin is intended to provide for immutable recognition of ownership and utility with ticketing information and embed exclusive details on invited athletes, game highlights, accepted invitations and event insights, serving as a unique token of participation in this groundbreaking spectacle. Handcrafted digital coins will be airdropped directly to wallets for Wellgistics shareholders prior to the payment date. Wellgistics will distribute (or coordinate with Wellgistics’s transfer agent to distribute) any necessary notices and forms to the Wellgistics stockholders to obtain each holder’s digital wallet information to allow such holders to receive their Dream Bowl 2026 Meme Coins on or after December 20, 2025. Wellgistics’ shareholders will receive detailed information about how to register, set up wallets and instructions on how to trade these meme coins upon setting up the distribution date of these meme coins. The distribution date (the “Distribution Date”) will be determined by subsequent resolution in coordination with DataVault AI, Inc. (NASDAQ: DVLT), which will be within 30 days following the Record Date.

This marquee Dream Bowl event will culminate on January 11, 2026, at AT&T Stadium in Dallas, Texas, where elite athletes will compete for the Dream Bowl Championship. Building on this excitement, Datavault AI will also host the professional Drone Racing and E-Sports Championships, crowning the World Champion of Madden Football 2026 alongside two thrilling team e-sports titles. The first-of-its-kind collegiate bowl and e-sports event will feature reigning world championship teams from around the world in team e-sports and North American champion of Madden 2026 to face #1 contender for prize money and championship.

About Wellgistics Health, Inc.

Wellgistics Health (NASDAQ: WGRX) is a physical and technology pharmacy-enabling health IT company that specializes in optimizing the delivery medications from manufacturers to patients. Its integrated platform connects 6,500+ pharmacies and 200+ manufacturers, offering wholesale distribution, digital prescription routing, direct-to-patient delivery, and AI-powered hub services such as eligibility, adherence, onboarding, prior authorization, and cash-pay fulfillment. Wellgistics provides end-to-end solutions designed to restore access, transparency, and trust in U.S. healthcare.

For more information, visit www.wellgisticshealth.com.

About Datavault AI Inc.

Datavault AI™ (Nasdaq: DVLT) is leading the way in AI driven data experiences, valuation, and monetization of assets in the Web 3.0 environment. The Company’s cloud-based platform provides comprehensive solutions with a collaborative focus in its Acoustic Science and Data Science Divisions. Datavault AI’s Acoustic Science Division features WiSA®, ADIO® and Sumerian® patented technologies and industry-first foundational spatial and multichannel wireless HD sound transmission technologies with IP covering audio timing, synchronization, and multi-channel interference cancellation. The Data Science Division leverages the power of Web 3.0 and high-performance computing to provide solutions for experiential data perception, valuation, and secure monetization. Datavault AI’s cloud-based platform provides comprehensive solutions serving multiple industries, including HPC software licensing for sports & entertainment, events & venues, biotech, education, fintech, real estate, healthcare, energy and more. The Information Data Exchange® (IDE) enables Digital Twins, licensing of name, image, and likeness (NIL) by securely attaching physical real-world objects to immutable metadata objects, fostering responsible AI with integrity. Datavault AI’s technology suite is completely customizable and offers AI and Machine Learning (ML) automation, third-party integration, detailed analytics and data, marketing automation, and advertising monitoring. The Company is headquartered in Philadelphia, PA.

Learn more about Datavault AI at www.dvlt.ai.

About Dream Bowl 2026 Meme Coin

The Dream Bowl 2026 Meme Coin is a digital collectible intended solely for personal, non-commercial use in connection with the Dream Bowl 2026 event. The Meme Coin does not: (i) represent or confer any equity, voting, dividend, profit-sharing, or ownership rights in Wellgistics or any other entity; (ii) provide any right to receive monetary payments, distributions, or appreciation; or (iii) create any expectation of profit or reliance on the managerial or entrepreneurial efforts of Wellgistics or others. The Meme Coin is not designed or intended to function as an investment, currency, or financial product, and it is not being offered, sold, or distributed for fundraising or capital-raising purposes. The Meme Coin is not intended to be a ‘security’ as that term is defined under the Securities Act of 1933, the Securities Exchange Act of 1934, or any applicable state securities laws. Use of the Meme Coin is limited to entertainment, event-access, and digital-collectible functions. Any transferability features are provided solely to support personal digital item portability and not to facilitate or imply investment or speculative use.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding the parties’ plans to negotiate definitive agreements, potential implementation, adoption, performance, revenue sharing, and other anticipated benefits of the contemplated collaboration. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including those described in DataVault AI, Inc.’s and Wellgistics Health, Inc.’s filings with the SEC. Forward-looking statements speak only as of the date hereof, and neither company undertakes any obligation to update them except as required by law. Additional factors are discussed in Wellgistics Health’s filings with the SEC, available at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction, and there shall be no sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Wellgistics Media & Investor Contact

Media:

media@wellgisticshealth.com

Investor Relations:

IR@wellgisticshealth.com

Wellgistics Investor Relations Contact

Skyline Corporate Communications Group, LLC

Scott Powell, President

1177 Avenue of the Americas, 5th Floor

New York, NY 10036

Office: (646) 893-5835

Email: info@skylineccg.com

DataVault Corporate Communications

IBN

Austin, Texas

www.InvestorBrandNetwork.com

512.354.7000 Office

Editor@InvestorBrandNetwork.com

Media Inquiries:

marketing@dvlt.ai